Exhibit 107

CALCULATION OF FILING FEE TABLES

FORM S-8

(Form Type)

WHITESTONE REIT

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Shares of Beneficial Interest, par value $0.001 per share (“Common Shares”)	Rule 457(c) and Rule 457(h)(2)	2,250,000	$12.56	$28,260,000	0.00015310	$4,326.61
	Total Offering Amounts					$28,260,000		$4,326.61
	Total Fee Offsets							—
	Net Fee Due							$4,326.61
(1)

Represents the additional 2,250,000 Common Shares authorized to be issued under the Whitestone REIT 2018 Long-Term Equity Incentive Plan, as amended (the “Plan”). In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover an additional indeterminable number of shares as may be necessary to adjust the number of Common Shares being offered or issued pursuant to the Plan as a result of any stock split, stock dividend, recapitalization or similar transaction affecting such shares.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act. The offering price per share and aggregate offering price are based upon the average of the high and low prices per Common Share of the registrant as reported on the New York Stock Exchange on May 15, 2025, which was $12.56 per share.